Exhibit 99.1

Provident Bancorp, Inc. Reports Earnings for the June 30, 2018 Quarter

Company Release – 07/19/2018

Amesbury, Massachusetts — Provident Bancorp, Inc. (the “Company”) (NasdaqCM: PVBC), the holding company for The Provident Bank (the “Bank”), reported net income for the three months ended June 30, 2018 of $2.4 million, or $0.26 per diluted share, compared to $1.6 million, or $0.17 per diluted share, for the three months ended June 30, 2017. Net income for the six months ended June 30, 2018 was $4.4 million, or $0.47 per diluted share, compared to $3.4 million, or $0.37 per diluted share, for the six months ended June 30, 2017.

David P. Mansfield, Chief Executive Officer, said “I am pleased by this quarter’s earnings results, most notably our return on assets of 1.07%, continued improvement to our efficiency ratio and strong net interest margin. We continue to experience steady growth within our commercial loan portfolio, which now represents over 89% of the Bank’s total loans.  Our commercial and industrial portfolio has grown by $34 million, or 4.6% of total loans year-to-date. We did, however experience a decrease in our commercial real estate lending due to a combination of an expected payoff and unexpected prepayments.” Mansfield added, “The addition of Joe Reilly to our Board of Directors in June is another positive move for the company. Founder of Centrix Bank, the first dedicated commercial bank in NH, Joe is a highly respected member of the banking community and brings critical insight, sound judgement and hands-on experience to the company. Joe will add significant value as we continue to grow and thrive as a commercial bank.”

Net interest and dividend income before provision for loan losses increased by $1.2 million, or 15.5%, compared to the three months ended June 30, 2017 and increased by $2.6 million, or 17.1%, compared to the six months ending June 30, 2017. The growth in net interest and dividend income this quarter over the prior year’s second quarter is primarily the result of an increase in our average interest earning assets of $36.9 million, or 4.6%, and an increase in net interest margin of 41 basis points to 4.35%. The growth in net interest income for the six months ended June 30, 2018 compared to the same period in 2017 is primarily the result of an increase in average interest earning assets of $49.5 million, or 6.3%, and an increase of the net interest margin of 40 basis points to 4.26%.

Provisions for loan losses of $638,000 were booked for the three months ended June 30, 2018 compared to $892,000 for the same period in 2017. For the six months ended June 30, 2018, $1.3 million of provisions were recognized compared to $1.5 million for the six months ended June 30, 2017. The changes in the provision were based on management’s assessment of loan portfolio growth and composition changes, historical charge-off trends, levels of problem loans and other asset quality trends.

The allowance for loan losses as a percentage of total loans was 1.36% as of June 30, 2018 compared to 1.30% as of December 31, 2017. The allowance for loan losses as a percentage of non-performing loans was 149.13% as of June 30, 2018 compared to 108.02% as of December 31, 2017. Non-performing assets were $7.1 million, or 0.77% of total assets as of June 30, 2018 compared to $9.0 million, or 1.00% of total assets as of December 31, 2017. The non-performing assets at June 30, 2018 consist primarily of two commercial and industrial relationships and one commercial real estate. Impairment was evaluated and specific reserves of $315,000 were allocated during the three months ended June 30, 2018. No additional impairment was recorded on existing impaired loans in the six months ended June 30, 2018.

Noninterest income increased $48,000, or 4.5% to $1.1 million for the three months ended June 30, 2018 compared to $1.0 million for the three months ended June 30, 2017. The increase is primarily due to an increase in service fees of $109,000, or 22.5%, partially offset by a decrease in gains on sales of securities of $58,000. For the six months ended June 30, 2018, noninterest income decreased $440,000, or 17.1%, to $2.1 million compared to $2.6 million for the six months ended June 30, 2017. The decrease is primarily due to decreased gains on sales of securities of $540,000.

Noninterest expense increased $536,000, or 9.1%, to $6.4 million for the three months ended June 30, 2018 compared to $5.9 million for the three months ended June 30, 2017. For the six months ended June 30, 2018, noninterest expense increased $1.3 million, or 11.2%, to $12.8 million compared to $11.5 million for the six months ended June 30, 2017. The primary reason for the increase for the three months ended June 30, 2018 is salary and employee benefits expense and professional fees. For the six months ended June 30, 2018, the primary reason for the increase is salaries and employee benefits expense, professional fees, and other expense. The increase of $538,000, or 14.4%, for the three months ended June 30, 2018 and the increase of $1.0 million, or 13.8%, for the six months ended June 30, 2018 in salary and employee benefits was primarily due to a higher number of lenders compared to June 30, 2017. The increase of $114,000, or 53.0%, for the three months ended June 30, 2018 and the increase of $148,000, or 34.5%, for the six months ended June 30, 2018 in professional fees was primarily due to increased legal expenses related to certain subordinated lienholders that are disputing the priority of the Bank’s liens and the right of the Bank to retain proceeds from a foreclosure sale. The increase of $210,000, or 14.3%, for the six months ended June 30, 2018 in other expense is primarily related to costs incurred working out nonperforming loans.

As of June 30, 2018, total assets have increased $23.2 million, or 2.6%, to $925.4 million compared to $902.3 million at December 31, 2017. The primary reason for the increase is due to an increase in net loans partially offset by a decrease in investments in available-for-sale securities. Net loans increased $28.0 million, or 3.8%, to $770.1 million as of June 30, 2018 compared to $742.1 million at December 31, 2017. The increase in net loans was due to an increase in commercial loans of $34.5 million, or 14.3%. The decrease in investments in available-for-sale securities of $6.1 million, or 9.9%, resulted from a decrease in the fair value of the securities.

Total liabilities increased $19.0 million, or 2.4%, due to increased borrowings and deposits. Deposits were $754.3 million as of June 30, 2018 representing an increase of $4.2 million, or 0.6%, compared to December 31, 2017. The primary reason for the increase in deposits was due to an increase of $16.0 million, or 5.2%, in NOW and demand deposits partially offset by a decrease in time deposits of $13.4 million, or 13.1%. The increase in the NOW and demand deposits occurred primarily in municipal deposits. Time deposits decreased primarily due to the roll-off of brokered certificates of deposit. Borrowings increased $13.0 million, or 48.6%, to $39.9 million as of June 30, 2018 primarily due to loan growth funding.

As of June 30, 2018, shareholders’ equity was $120.0 million compared to $115.8 million at December 31, 2017, representing an increase of $4.2 million, or 3.6%. The increase is primarily due to net income of $4.4 million for the current year.

About Provident Bancorp, Inc.

Provident Bancorp, Inc. is a Massachusetts corporation that was formed in 2011 by The Provident Bank to be its holding company. Approximately 52.1% of Provident Bancorp, Inc. outstanding shares are owned by Provident Bancorp, a Massachusetts corporation and a mutual holding company. The Provident Bank, a subsidiary of Provident Bancorp, Inc., is an innovative, commercial bank that finds solutions for our business and private clients. We are committed to strengthening the economic development of the regions we serve, by working closely with businesses and private clients and delivering superior products and high-touch services to meet their banking needs. The Provident has offices in Massachusetts and New Hampshire. All deposits are insured in full through a combination of insurance provided by the Federal Deposit Insurance Corporation (FDIC) and the Depositors Insurance Fund (DIF). For more information about The Provident Bank please visit our website www.theprovidentbank.com or call 877-487-2977.

Forward-looking statements

This news release may contain certain forward-looking statements, such as statements of the Company’s or the Bank’s plans, objectives, expectations, estimates and intentions. Forward-looking statements may be identified by the use of words such as, “expects,” “subject,” “believe,” “will,” “intends,” “may,” “will be” or “would.” These statements are subject to change based on various important factors (some of which are beyond the Company’s or the Bank’s control) and actual results may differ materially. Accordingly, readers should not place undue reliance on any forward-looking statements (which reflect management’s analysis of factors only as of the date of which they are given). These factors include general economic conditions, trends in interest rates, the ability of our borrowers to repay their loans, and the ability of the Company or the Bank to effectively manage its growth and results of regulatory examinations, among other factors. The foregoing list of important factors is not exclusive. Readers should carefully review the risk factors described in other documents of the Company files from time to time with the Securities and Exchange Commission, including Annual and Quarterly reports on forms 10-K and 10-Q, and Current Reports on Form 8-K.

Provident Bancorp, Inc.

Carol Houle, 978-834-8534

Executive Vice President/CFO

choule@theprovidentbank.com

Provident Bancorp, Inc.

Consolidated Balance Sheet

	At	At
	June 30,	December 31,
(In thousands)	2018	2017
Assets	(unaudited)
Cash and due from banks	$12,268	$10,326
Short-term investments	35,537	37,363
Cash and cash equivalents	47,805	47,689
Investments in available-for-sale securities (at fair value)	55,322	61,429
Federal Home Loan Bank stock, at cost	2,156	1,854
Loans, net	770,105	742,138
Assets held-for-sale	-	3,286
Bank owned life insurance	25,883	25,540
Premises and equipment, net	14,338	10,981
Accrued interest receivable	2,494	2,345
Deferred tax asset, net	5,247	4,920
Other assets	2,090	2,083
Total assets	$925,440	$902,265

Liabilities and Shareholders' Equity
Deposits:
Noninterest-bearing	$197,851	$186,222
Interest-bearing	556,418	563,835
Total deposits	754,269	750,057
Federal Home Loan Bank advances	39,881	26,841
Other liabilities	11,302	9,590
Total liabilities	805,452	786,488
Shareholders' equity:
Preferred stock; authorized 50,000 shares: no shares issued and outstanding	-	-
Common stock, no par value: 30,000,000 shares authorized; 9,657,319 shares issued, 9,628,496 shares outstanding at June 30, 2018 and December 31, 2017	-	-
Additional paid-in capital	45,250	44,592
Retained earnings	78,459	74,047
Accumulated other comprehensive (loss) income	(389)	589
Unearned compensation - ESOP	(2,738)	(2,857)
Treasury stock: 28,823 shares at June 30, 2018 and December 31, 2017	(594)	(594)
Total shareholders' equity	119,988	115,777
Total liabilities and shareholders' equity	$925,440	$902,265

Provident Bancorp, Inc.

Consolidated Income Statements

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Dollars in thousands, except per share data)	2018	2017	2018	2017
Interest and dividend income:	(unaudited)
Interest and fees on loans	$9,925	$7,911	$19,201	$15,144
Interest and dividends on securities	410	902	845	1,775
Interest on interest-bearing deposits	42	3	84	9
Total interest and dividend income	10,377	8,816	20,130	16,928
Interest expense:
Interest on deposits	1,009	678	1,929	1,248
Interest on Federal Home Loan Bank advances	204	201	318	411
Total interest expense	1,213	879	2,247	1,659
Net interest and dividend income	9,164	7,937	17,883	15,269
Provision for loan losses	638	892	1,294	1,455
Net interest and dividend income after provision for loan losses	8,526	7,045	16,589	13,814
Noninterest income:
Customer service fees on deposit accounts	339	342	701	677
Service charges and fees - other	594	485	1,049	990
Gain on sale of securities, net	-	58	-	540
Bank owned life insurance income	172	150	343	300
Other income	13	35	38	64
Total noninterest income	1,118	1,070	2,131	2,571
Noninterest expense:
Salaries and employee benefits	4,269	3,731	8,433	7,413
Occupancy expense	417	450	867	921
Equipment expense	121	157	243	307
FDIC assessment	69	73	151	141
Data processing	193	176	397	366
Marketing expense	61	100	114	150
Professional fees	329	215	577	429
Directors' fees	163	155	326	300
Other	789	818	1,679	1,469
Total noninterest expense	6,411	5,875	12,787	11,496
Income before income tax expense	3,233	2,240	5,933	4,889
Income tax expense	843	639	1,521	1,486
Net income	$2,390	$1,601	$4,412	$3,403

Earnings per share:
Basic	$0.26	$0.17	$0.48	$0.37
Diluted	$0.26	$0.17	$0.47	$0.37

Weighted Average Shares:
Basic	9,233,745	9,193,836	9,226,244	9,193,206
Diluted	9,302,425	9,198,286	9,294,317	9,193,206

Provident Bancorp, Inc.

Selected Financial Ratios

	For the three		For the six
	months ended		months ended
	June 30,		June 30,
	2018	2017	2018	2017
(unaudited)
Performance Ratios:
Return on average assets (1)	1.07%	0.75%	0.99%	0.81%
Return on average equity (1)	8.04%	5.68%	7.49%	5.94%
Interest rate spread (1) (3)	4.09%	3.76%	4.01%	3.69%
Net interest margin (1) (4)	4.35%	3.94%	4.26%	3.86%
Non-interest expense to average assets (1)	2.87%	2.77%	2.88%	2.75%
Efficiency ratio (5)	62.35%	65.65%	63.89%	66.45%
Average interest-earning assets to
average interest-bearing liabilities	146.29%	142.50%	145.42%	142.10%
Average equity to average assets	13.32%	13.28%	13.25%	13.71%

	At	At	At
	June 30,	December 31,	June 30,
(unaudited)	2018	2017	2017
Asset Quality Ratios:
Allowance for loan losses as a percent of total loans (2)	1.36%	1.30%	1.40%
Allowance for loan losses as a percent of non-performing loans	149.13%	108.02%	235.05%
Non-performing loans as a percent of total loans (2)	0.91%	1.20%	0.59%
Non-performing loans as a percent of total assets	0.77%	1.00%	0.48%
Non-performing assets as a percent of total assets (6)	0.77%	1.00%	0.48%

(1)	Annualized for the three months periods.
(2)	Loans are presented before the allowance but include deferred costs/fees. Loans held-for-sale are excluded.
(3)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(4)	Represents net interest income as a percent of average interest-earning assets.
(5)	Represents noninterest expense divided by the sum of net interest income and noninterest income, excluding gains on securities available for sale, net.
(6)	Non-performing assets consists of non-accrual loans plus loans accruing but 90 days overdue and OREO.